EXHIBIT 99


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                                                           FOR IMMEDIATE RELEASE

Media Relations Contact:
Leslie Aun
Sodexho Marriott Services
(301) 987-4550

Investor Relations Contact:
Jim Duke
Sodexho Marriott Services
(301) 987-4333

                   SODEXHO MARRIOTT SERVICES SPECIAL COMMITTEE

                            RETAINS OUTSIDE ADVISERS

GAITHERSBURG, MD, February 27, 2001-- Sodexho Marriott Services, Inc. (NYSE:SDH) announced today that the Special Committee of its Board of Directors appointed to evaluate the proposal by Sodexho Alliance, S.A. to acquire all of the outstanding common stock of Sodexho Marriott Services not already held by Sodexho Alliance for $27 per share in cash has retained UBS Warburg LLC as its financial adviser, Shaw Pittman as its legal counsel and Potter Anderson & Corroon LLP as its Delaware legal counsel to assist the Special Committee in its evaluation of the proposal. Sodexho Alliance currently owns approximately 48% of Sodexho Marriott Services' outstanding stock.

Sodexho Marriott Services, Inc. (NYSE-SDH) is the largest provider of food and facilities management in North America, with $4.7 billion in annual sales. Sodexho


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Advisers/Page 2

Marriott Services offers a variety of innovative outsourcing solutions, including food service, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, and laundry services to corporations, health care facilities, schools, universities and colleges, and remote sites. Headquartered in Gaithersburg, MD, the company has 111,000 employees at 5,000 locations across the U.S. and Canada.


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